Exhibit 10.1

U.S. Department of Justice United States Attorney District of New Hampshire

Federal Building	603/225-1552
53 Pleasant Street, 4th Floor
Concord, New Hampshire 03301

April 30, 2012

Maria A. Barton, Esq.

Benton J. Campbell, Esq.

Barry M. Sabin, Esq.

Latham and Watkins LLP

885 Third Avenue

New York, New York 10022

Re:    Imperial Holdings, Inc.

Dear Ms. Barton and Messrs. Campbell and Sabin:

On the understandings specified below, the United States Attorney’s Office for the District of New Hampshire (the “USAO”) will not criminally prosecute Imperial Holdings, Inc. or any of its present or former subsidiaries or affiliates (collectively referred to as “Imperial” or the “Company”) for any crimes (except for criminal tax violations, as to which the USAO does not make any agreement) related to the Company’s involvement in making and agreeing to make, or aiding and abetting the making of, misrepresentations on life insurance applications in connection with its premium finance business from 2006 through 2011, including the specific conduct described in Appendix A hereto, and potential securities fraud claims related to the premium finance business.

The USAO enters into this Non-Prosecution Agreement based, in part, on the following factors: (a) Imperial’s complete disclosure of the facts described in Appendix A; (b) Imperial’s self-investigation and cooperation with the USAO to date; (c) Imperial’s decision to voluntarily terminate its premium finance business; (d) the fact that Imperial employees who are known at this time to have been primarily responsible for the conduct described in Appendix A are no longer at the Company; (e) Imperial’s acceptance of the resignation of a senior officer and termination of senior sales staff involved in the premium finance business; and (f) the negative impact and collateral consequences that charging the Company would have on the Company’s employees and shareholders and other business activities that are not part of the USAO’s investigation.

It is understood that Imperial admits, and accepts and acknowledges responsibility for, the conduct set forth in Appendix A, and agrees not to make any public statement contradicting Appendix A, provided, however, that nothing in this paragraph precludes Imperial from taking good faith positions in any other contexts, including in any civil litigation or regulatory proceeding.

If Imperial fully complies with the understandings specified in this Non-Prosecution Agreement, the USAO will not bring any criminal case against Imperial based on the conduct of present and former officers, directors, employees, agents, and consultants, related to the Company’s involvement in making and agreeing to make, or aiding and abetting the making of, misrepresentations on life insurance applications in connection with its premium finance business from 2006 through 2011, including the specific conduct described in Appendix A hereto, and potential securities fraud claims related to the premium finance business. This Agreement does not provide any protection against prosecution for any crimes except as set forth above, and applies only to Imperial and its present or former subsidiaries and affiliates and not to any other entities except as set forth in this Agreement or to any individuals. Imperial expressly understands that the protections provided under this Agreement shall not apply to any acquirer or successor entities unless and until such acquirer or successor formally adopts and executes this Agreement.

This Agreement shall have a term of three years from the date of this Agreement, except as specifically provided in the following paragraph. It is understood that for the three-year term of this Agreement, Imperial shall: (a) commit no U.S. crimes whatsoever; (b) truthfully and completely disclose non-privileged information with respect to the activities of Imperial, its officers and employees, and others concerning all matters about which the USAO inquires of it, which information can be used for any purpose, except as otherwise limited in this Agreement; (c) use best efforts to identify witnesses who, to Imperial’s knowledge, possess material information regarding the matters covered by this Agreement, including all aspects of Imperial’s premium financing business as identified in Appendix A, Paragraph 7; and (d) bring to the USAO’s attention all criminal conduct by, or criminal investigations of, Imperial or any of its employees that comes to the attention of Imperial or its management, as well as any administrative proceeding or civil action brought by any U.S. or state governmental authority that alleges fraud by or against Imperial. Additionally, two years from the date of this Agreement, provided that it has otherwise complied with its obligations under this Agreement, Imperial may petition the USAO to forego the final year of the Agreement, subject to the provisions of the following paragraph.

Until the date upon which all investigations and prosecutions arising out of the conduct described in this Agreement are concluded, whether or not they are concluded within the three- year term of this Agreement, Imperial shall, with respect to these matters: (a) cooperate fully with the USAO, and any law enforcement agency designated by the USAO; (b) assist the USAO by providing logistical and technical support for any meeting, interview, grand jury proceeding, or any trial or other court proceeding; (c) use its best efforts promptly to secure the attendance and truthful statements or testimony of any officer, agent, or employee at any meeting or interview or before the grand jury or at any trial or other court proceeding; and (d) provide the USAO, upon request, all non-privileged information, documents, records, or other tangible evidence about which the USAO or any law enforcement agency designated by the USAO inquires, including facilitating USAO and law enforcement access to Imperial’s non-privileged electronic data and email.

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It is understood that, if the USAO in its sole discretion determines that Imperial has committed any crime after signing this Agreement, that Imperial has given false, incomplete, or misleading testimony or information at any time, or that Imperial otherwise has violated any provision of this Agreement, Imperial shall thereafter be subject to prosecution for any violation of federal law of which the USAO has knowledge, including perjury and obstruction of justice. Any such prosecution related to the facts set forth in Appendix A that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement may be commenced against Imperial, notwithstanding the expiration of the statute of limitations between the signing of this Agreement and the expiration of the term of this agreement if the term of the Agreement lasts three years or, if the USAO agrees to forego the last year of the term of the Agreement as discussed above, one year beyond the effective date of the USAO’s decision. Thus, by signing this Agreement, Imperial agrees that the statute of limitations with respect to any prosecution related to the facts set forth in Appendix A that is not time-barred on the date that this Agreement is signed shall be tolled for the term of three years from the date of this Agreement, as set out in this paragraph.

Upon execution of this Agreement, Imperial agrees to pay a monetary penalty of $8,000,000.00, in equal amounts to the Federal Bureau of Investigation, the United States Secret Service, and the United States Postal Inspection Service Consumer Fraud Fund, pursuant to instructions provided to Imperial by the USAO under separate cover, by April 30, 2012. Imperial acknowledges that no tax deduction may be sought in connection with this payment.

It is understood that, if the USAO in its sole discretion determines that Imperial has committed any crime after signing this Agreement, or that Imperial has given false, incomplete, or misleading testimony, or has otherwise violated any provision of this Agreement: (a) all statements made by Imperial to the USAO or other designated law enforcement agents and any testimony given by Imperial before a grand jury or other tribunal, whether prior or subsequent to the signing of this Agreement, and any leads from such statements or testimony, shall be admissible in evidence in any criminal proceeding brought against Imperial; and (b) Imperial shall assert no claim under the United States Constitution, any statute, Rule 410 of the Federal Rules of Evidence, or any other federal rule that such statements or any leads therefrom should be suppressed. By signing this Agreement, Imperial waives all rights in the foregoing respects.

It is further understood that this Agreement does not bind any federal, state, local, or foreign prosecuting authority other than the USAO. The USAO will, however, bring the cooperation of Imperial to the attention of other prosecuting and investigative offices, if requested by Imperial.

It is further understood that Imperial and the USAO may disclose this Agreement to the public.

With respect to this matter, from the date of execution of this Agreement forward, this Agreement supersedes all prior, if any, understandings, promises, and/or conditions between the USAO and Imperial. No additional promises, agreements, or conditions have been entered into other than those set forth in this Agreement and none will be entered into unless in writing and signed by all parties.

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JOHN P. KACAVAS
United States Attorney

By:	/s/ Seth R. Aframe
Seth R. Aframe

By:	/s/ Arnold H. Huftalen
Arnold H. Huftalen
Assistant United States Attorneys
United States Attorney’s Office
District of New Hampshire

AGREED AND CONSENTED TO:

Imperial Holdings, Inc.

By:	/s/ Michael Altschuler
Michael Altschuler
General Counsel

APPROVED:

By:	/s/ Maria A. Barton
Maria A. Barton

/s/ Benton J. Campbell
Benton J. Campbell

/s/ Barry M. Sabin
Barry M. Sabin
Attorneys for Imperial Holdings, Inc.

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APPENDIX A

STATEMENT OF FACTS

This Statement of Facts is incorporated by reference as part of the Non-Prosecution Agreement, dated April 30, 2012, between the United States Attorney’s Office for the District of New Hampshire (“USAO”) and Imperial Holdings, Inc. or any of its present or former subsidiaries or affiliates (collectively referred to as “Imperial”). The USAO and Imperial agree that the following facts are true and correct:

1. Imperial is a specialty finance company headquartered in Boca Raton, Florida and incorporated under Florida law. In February 2011, Imperial held an initial public offering and was listed on the New York Stock Exchange.

2. Prior to February 2011, Imperial was a private limited liability company that was organized on November 29, 2006. At that time, the company’s primary business activities involved providing premium financing for life insurance policies and, beginning in 2007, purchasing structured settlements. The senior representatives of Imperial divided primary responsibility for running the premium financing and structured settlement businesses.

3. With respect to the premium finance business, Imperial normally issued loans for the purpose of paying premiums on universal life insurance policies. Most loans typically matured in approximately two (2) years from the loan date. With few exceptions, Imperial obtained funding for the loans from various credit facilities. Between in or about December 2007 and December 2010, Imperial’s lenders required that it obtain lender protection insurance coverage for premium loans to ensure that the credit facilities would be repaid in the event a loan defaulted.

4. The stated terms of premium finance loans offered by Imperial typically required either a personal guaranty up to the full extent of the loan or a $5,000 cash contribution from the insured. In addition the loan agreements provided that (1) the life insurance policy be held in an irrevocable life insurance trust, (2) a professional co-trustee be appointed and (3) the co-trustee be responsible for ensuring that premium payments were made from the proceeds of the loan. At all times during the loan, the policy was owned by an irrevocable life insurance trust for beneficiaries, who were required to be family members of the insured.

5. At loan maturity, the borrower had several options: repay the loan and retain ownership of the policy; sell the policy in the secondary market and use the proceeds to pay off the loan; or default on the loan and relinquish ownership of the policy. In the majority of loans, the borrower defaulted on the payment of the loan and relinquished ownership of the policy under the terms of the loan agreement.

6. Pursuant to Imperial’s business model, Imperial had the opportunity to make money at the beginning as well as the end of the loan transaction. Life insurance carriers normally paid commissions to agents for placing life insurance policies. As a condition to making premium finance loans on insurance policies, Imperial received agency fees that were calculated off of the commissions received by the life insurance agents who wrote the underlying policies. At the end of the loan transaction, in the instances where a loan was repaid by the borrower, Imperial also was paid a substantial origination fee and interest on the loan in addition to the outstanding principal.

7. Imperial financed premiums on life insurance policies that were submitted to the Company through three separate channels. First, Imperial conducted seminars to market life insurance policies and premium financing to individuals over 65 years old (referred to as the “retail seminar business”). Second, certain Imperial employees who were also licensed life insurance agents worked with external general agents and brokers to obtain life insurance for individuals over 65 years of age from various insurance carriers and premium financing from Imperial (referred to as the “retail non-seminar business”). Finally, Imperial financed premiums on life insurance policies that had been obtained by external agents and brokers (referred to as the “wholesale business”).

8. Imperial engaged in the wholesale business from 2006 through 2011. As part of this business, the Company financed premium finance loans for policies obtained by external agents and/or brokers who assisted prospective insureds in completing life insurance applications and submitting the applications to various life insurance companies.

9. Imperial employees had direct contact with prospective insureds in the retail seminar and the retail non-seminar businesses and those Imperial employees who were also life agents were directly involved in making representations on behalf of the prospective insureds on applications for life insurance from the various carriers. The retail seminar business ended in or about May 2008 and the retail non-seminar business ended in or about January 2009.

10. From December 2006 to January 2009, in connection with its retail non-seminar business, those Imperial employees who were also life agents assisted prospective insureds and external general agents and brokers in completing life insurance applications and submitting the applications to various life insurance companies. During this process, Imperial had direct contact with prospective insureds and/or should have demanded direct access to prospective insureds.

11. At all relevant times, certain insurance companies required that the prospective insured applying for a life insurance policy, and sometimes the agent, disclose information relating to premium financing on applications for life insurance policies. These questions typically required the prospective insured to disclose if he or she intended to seek premium financing in connection with the policy and sometimes required the agent to disclose if he or she was aware of any such intent on the part of the applicant.

12. From December 2006 to January 2009, in connection with the retail non-seminar business, Imperial had a practice of disclosing on applications that the prospective insured was seeking premium financing when the life insurance company allowed premium financing from Imperial. However, in certain instances, Imperial internal life agents facilitated and/or made misrepresentations on applications that the prospective insured was not seeking premium financing when the insurance carrier was likely to deny the policy on the basis of premium financing.

13. To the extent that external agents, brokers and insureds caused other misrepresentations to be made in life insurance applications in connection with the retail non-seminar business from December 2006 to January 2009, Imperial failed to appropriately tailor controls to prevent potential fraudulent practices in this business.

14. From December 2006 to January 2009, in connection with the retail non-seminar business, in the course of the application process, Imperial and external general agents and brokers would mail, fax and/or email some of the forms to insurance companies and would cause the insurance companies to mail, fax and/or email policies and other related forms.

15. As a result, in connection with the retail non-seminar business from December 2006 to January 2009, in certain circumstances, Imperial facilitated and/or made misrepresentations regarding premium financing on life insurance applications for elderly individuals and failed to take appropriate precautions to prevent other misrepresentations that may have been made on said life insurance applications by employees, prospective insureds, and external agents and brokers.

16. In or about January 2009, Imperial discontinued its retail non-seminar business.